Exhibit 99.5

List of Investors

Name	City/State	Committed Amount

Names Family Limited Partnership	Fircrest, WA	$6,000,000

Kevin Taylor	Bellevue, WA	$5,000,000

Tom Ellison	Bellevue, WA	$5,000,000

W.K. Paulus	Bow, WA	$2,500,000

Stuchell/John Shaw	Everett, WA	$1,130,000

Tom Walker	Edmonds, WA	$750,000

Phil MacDonald	Newport Beach, CA	$1,100,000

Randy Ottinger	Mercer Island, WA	$1,000,000

Jon McCreary	Ephrata, WA	$1,000,000

Jeffrey Wright	Bellevue, WA	$2,020,000

Charles Billow	Seattle, WA	$2,000,000

Hayden Watson	Redmond, OR	$1,000,000

John Mackay	Vancouver, B.C.	$2,000,000

NorthWest Investments, Inc.	New York, NY	$22,088,653

Steamboat LLC	San Francisco, CA	$22,088,653

		$74,677,306